UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

YRC WORLDWIDE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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10990 Roe Avenue

Overland Park, Kansas 66211

Your vote is extremely important at this critical time.

Please return your proxy today.

January 29, 2010

Dear YRC Worldwide Stockholder:

We recently mailed to you a proxy statement and proxy card in connection with the Special Meeting of Stockholders scheduled for February 17th. We urge you to read the proxy statement carefully, and to sign, date and return your proxy card, or vote by toll-free telephone or internet pursuant to the instructions provided on the proxy. If you hold both common and preferred shares you will receive separate proxy cards for each account. Please make sure you vote proxies for all of your accounts.

Your support is critical to the future of your company

On December 30, 2009, YRC Worldwide Inc. successfully completed a $470 million debt-for-equity exchange. The company issued approximately 37 million common shares and approximately 4.3 million preferred shares on December 31, 2009 to settle the exchange and retire the tendered notes. The terms of the exchange required us to call the Special Meeting and seek stockholder approval of the amendments to our certificate of incorporation described in the proxy statement.

Stockholder approval of the proposals described in the proxy statement will accomplish the following:

•	Automatically convert the above noted 4.3 million preferred shares to common stock which can then freely trade on the NASDAQ stock exchange; and

•

Save the company the cost and resulting delay of a second stockholder meeting and/or the cost to execute a merger of a wholly owned subsidiary with and into the company with the company being the surviving entity as described in the debt-for-equity exchange documents filed with the Securities and Exchange Commission if these proposals are voted down in this Special Meeting.

We Urge You to Vote FOR the Proposals Today

The Board of Directors has unanimously approved the amendments to our certificate of incorporation that are included in Proposals 1 and 2 of the proxy statement: to effect the reduction in the par value of our common stock, the increase in the amount of authorized shares of our common stock and the reverse stock split and proportionate reduction of the number of authorized shares of our common stock.

The approval and adoption of the amendments to our certificate of incorporation at this meeting requires the affirmative vote of 1) holders of a majority of the outstanding shares of our common stock voting as a separate class and 2) the holders of a majority of the outstanding common and preferred stock voting together as a single class. Failure to vote will be the equivalent of a “No” vote.

If you have already voted, please accept our thanks. If not, please sign, date and return your proxy card today, or vote by toll-free telephone or internet pursuant to the instructions on your proxy.

Remember: Not voting your shares will have the same effect as voting against the proposals. Please vote FOR the proposals today.

Thank you for your consideration and support.

On behalf of the Board of Directors,

William D. Zollars

Chairman of the Board and

Chief Executive Officer

If you have any questions or need assistance in voting your shares, please call Morrow & Co., LLC, our proxy solicitor at 1-800-607-0088.